AQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP
330 Seventh Avenue, Suite 202
New York, New York 10001

April 8, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Re: Rongfu Aquaculture, Inc. — SEC File No. 333-150388

Gentlemen:

We have read the statements of Rongfu Aquaculture, Inc. in Item 4.01 of Amendment No. 1 to Form 8-K to be filed on or about April 8, 2011 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,
/s/ Aquavella, Chiarelli, Shuster, Berkower & Co., LLP
Aquavella, Chiarelli, Shuster, Berkower & Co., LLP